Exhibit 10.01

SOAH DOCKET NO. 473-04-6558

PUC DOCKET NO. 29801

APPLICATION OF SOUTHWESTERN PUBLIC SERVICE COMPANY FOR: (1) RECONCILIATION OF ITS FUEL AND PURCHASED POWER COSTS FOR 2002 AND 2003; (2) A SPECIAL CIRCUMSTANCES FINDING; AND (3) RELATED RELIEF	§
	§	BEFORE THE STATE OFFICE
§
	§	OF
§
	§	ADMINISTRATIVE HEARINGS
§

NON-UNANIMOUS STIPULATION

(Filename: 7E9.doc; Total Pages: 11)

SOAH DOCKET NO. 473-04-6558

PUC DOCKET NO. 29801

APPLICATION OF SOUTHWESTERN PUBLIC SERVICE COMPANY FOR: (1) RECONCILIATION OF ITS FUEL AND PURCHASED POWER COSTS FOR 2002 AND 2003; (2) A SPECIAL CIRCUMSTANCES FINDING; AND (3) RELATED RELIEF	§
	§	BEFORE THE STATE OFFICE
§
	§	OF
§
	§	ADMINISTRATIVE HEARINGS
§

NON-UNANIMOUS STIPULATION

The parties to this non-unanimous stipulation, which is dated as of April 25, 2005, are the Staff (Staff) of the Public Utility Commission of Texas (Commission), Southwestern Public Service Company (SPS), the City of Amarillo (City), Canadian River Municipal Water Authority (CRMWA), and West Texas Municipal Power Agency (WTMPA).  The foregoing shall be referred to individually either as a Signatory or by the acronym assigned above, and collectively as the Signatories.  The Office of Public Utility Counsel (OPC) and Texas Industrial Energy Consumers (TIEC), the only other parties to this docket, do not join in this stipulation and will file separate position statements.  The Signatories submit this stipulation to the Commission as representing a just and reasonable disposition of the issues related to this docket consistent with the public interest; the Signatories request approval of this stipulation and entry of the findings of fact and conclusions of law consistent with that approval.

On May 28, 2004, pursuant to Sections 36.203 and 36.205 of the Public Utility Regulatory Act, TEX. UTIL. CODE ANN. §11.001 et seq. (Vernon 1998 & Supp. 2005) (PURA), SPS filed its application with the Commission seeking authority to: (1) reconcile its fuel and purchased power costs for 2002 and 2003; (2) a special circumstances finding; and (3) related relief.

By this agreement, the Signatories resolve all issues between them related to SPS’s fuel and purchased power costs, and stipulate and agree as follows:

Section 1.      Black Box Resolution of Reconciliation Period Issues

The Signatories agree to a black box settlement dollar amount of an $18 million reduction in eligible fuel expense for the reconciliation period, which would resolve all issues raised in this proceeding.

Section 2.      Obligation to File Base Rate Case

SPS agrees to file a base rate case no later than May 31, 2006, using a test year ending September 30, 2005, and it agrees to extend the 150 day deadline imposed by Section 36.108 of the PURA to 180 days.  Until SPS files a rate case as contemplated in this settlement, the Signatories, other than the Commission and the City, agree that they will not make any filing or take any other action to encourage any regulatory authority to institute a SPS base rate case.  Without waiving their obligation to insure just and reasonable rates, the Commission Staff and City agree that the timing for SPS to file a rate case agreed to in the settlement is appropriate.

Section 3.      Treatment of TUCO Inc. Costs in Future Proceedings

In the base rate case described in Section 2, SPS will treat TUCO Inc. coal costs consistent with P.U.C. SUBST. R. 25.236(a)(1) by placing traditionally non-eligible fuel expenses in base rates.

Section 4.      Delay in Retail Competition

The Signatories (other than Staff) agree to affirmatively support (or not oppose) a further legislative postponement of the date for retail competition in the SPS service area of up to ten years.

Section 5.      Timing of Next Fuel Reconciliation

SPS will file a fuel reconciliation as a part of the base rate case described in Section 2.

Section 6.      Wholesale Capacity and Interruptible Sales

The agreements reflected in this Section 6 will remain in effect up to the effective date of rates resulting from the base rate case described in Section 2.  The Signatories acknowledge that SPS has been making wholesale firm and interruptible sales to Golden Spread Electric Cooperative, Inc. (Golden Spread); Lyntegar Electric Cooperative, Inc.; Farmers’ Electric Cooperative, Inc.; Central Valley Electric Cooperative, Inc.; Lea County Electric Cooperative, Inc.; Roosevelt County Electric Cooperative, Inc.; Cap Rock Energy; and WTMPA (Lubbock Power & Light; City of Brownfield; City of Floydada; City of Tulia) since the 1940s, and Public Service Company of New Mexico (PNM) since 1991, all of which are allocated system average fuel cost, and those sales were not challenged in this proceeding.  The Signatories further acknowledge that SPS has been making sales priced at system average fuel cost to El Paso Electric Company (EPE) and Texas-New Mexico Power Company (now being acquired by

PNM) through the Eddy County DC tie since the mid-1980s.  SPS has represented that sales to these wholesale customers totaled 1,713 MW in 2004.

The Signatories agree that, for the limited purposes of this settlement, SPS shall be entitled to continue allocating system average fuel cost to a cap based on peak usage of 1,713 MW (base year 2004) of firm or interruptible wholesale load to the customers described above, which will be adjusted annually for any increases in load growth which SPS is currently contractually obligated to serve for Golden Spread, the full requirements customers, and WTMPA.  SPS currently projects that load growth will increase this cap to 1,738 MW in 2005.  During on-peak or off-peak periods, SPS may not sell available capacity to parties other than the customers described above at wholesale and assign system average fuel cost to those sales.  When the contracts described above expire, SPS may replace the contracts serving such customers with cost-based contracts, with fuel priced at system average fuel cost.  All other wholesale capacity sales and wholesale interruptible sales over this cap would be allocated incremental fuel cost.  SPS will not enter into new market-based wholesale arrangements using a system average wholesale fuel clause until this issue is addressed and such treatment is approved by the Commission in the upcoming base rate case.

The Signatories further agree that to resolve this issue for the period from January 1, 2004, through December 31, 2004, Texas retail fuel expense for this period shall be reduced by $6.9 million.  This amount is in addition to the $18 million black box settlement amount described in Section 1.  Moreover, the parties agree that from January 1, 2005, through the end of the next reconciliation period, the method recommended by Scott Norwood in this proceeding shall be used for calculating the incremental fuel costs for any firm wholesale sales to parties other than the customers described above or that otherwise do not conform to the cap and principles agreed to herein regarding this issue.  SPS will continue to calculate incremental costs and margins of coordination sales in the manner which it has historically used.   The parties have the right in the next base rate case to raise issues with wholesale service cost allocation and cost assignment for prospective application beginning with the effective date of new retail base rates.

Section 7.      Electric Commodity Trading Margins

SPS agrees to share with ratepayers its portion of the net monthly margins from electric commodity trading activities conducted by SPS, Public Service Company of Colorado (PSCo),

and Northern States Power Company (NSP) in the same manner as electric commodity trading margins are treated in Colorado, with SPS retaining the first $400,000 (Texas jurisdictional basis) annually to reimburse it for the administrative costs associated with such sales, with the remaining being split with 40 percent being given to customers, and SPS retaining 60 percent of SPS’s share of the margins.  The reduction in eligible fuel expenses during the Reconciliation Period attributable to this issue is included in the black box settlement amount shown in Section 1.  In SPS’s next base rate case, SPS would propose its prospective treatment for margins from electric commodity trading activities, and all parties would be free to advocate different crediting mechanisms.

Section 8.      Purchases and Sales with PSCo and NSP

The Signatories agree that SPS’s purchases of economic energy from PSCo and NSP will be eligible fuel expense, as long as the total purchase cost over a projected transaction period is below SPS’s forecasted avoided cost for such period and meet other requirements of this agreement.  The Signatories agree that purchases made on this basis will be deemed to have satisfied the requirements of Section 36.058 of PURA and the Commission’s substantive rules.  Sales of coordination energy by SPS to affiliates will be made under a similar pricing arrangement (total purchase cost over a transaction period will be above SPS’s forecasted incremental cost for such period), with all amounts realized above SPS’s incremental cost being credited to ratepayers in the same manner as wholesale non-firm sales.  SPS will not purchase from PSCo over the Lamar DC tie if, at the time of the proposed purchase, PSCo was planning on selling day-ahead to others at the Lamar DC tie, or into SPS’s region, at a price lower than it is willing to sell to SPS.  Likewise, SPS will not purchase from NSP if, at the time of the proposed purchase, NSP was planning on selling day-ahead to others in SPS’s region, at a price lower than it is willing to sell to SPS.

To further clarify the agreement on this aspect of the settlement, SPS provides the following assurances:

a.                                       Consistent with its agreement in Docket No. 14980, in deciding to make sales to PSCo or NSP, SPS will look at its other sales opportunities and if the sale at market price produces a higher margin than a sale to PSCo or NSP priced as set forth above, SPS will make the market price sale in preference to the sale to PSCo or NSP;

b.                                      Similarly, in deciding to make purchases from PSCo or NSP, SPS will look at its other purchase opportunities and if the purchase from another provider at market price produces a lower price than the purchase from PSCo or NSP priced as set forth above, SPS will make the purchase at market price in preference to the purchase from PSCo or NSP;

c.                                       Purchases from PSCo or NSP will include a profit for the selling party.  The Signatories agree that, to the extent P.U.C. SUBST. R. 25.236(a)(1) applies to purchased power and that SPS has shown that such transactions meet the requirements described in Section 8.b, above, as a part of the approval of this settlement the Commission should grant a good cause waiver of the fuel rule that prohibits such profits from affiliate purchased power transactions from being passed through the fuel clause since these economic energy transactions are reasonably expected to result in lower fuel expenses than would otherwise be the case and will have been shown to constitute the best available market alternative available to SPS; and

d.                                      The parties may challenge the reasonableness of SPS’s forecasted avoided cost calculation.

Section 9.      Value to be Imputed to Renewable Energy Credits

The Signatories agree that the value of renewable energy credits (RECs) should be removed from eligible fuel expense.  They recognize that both RECs and the wind energy that creates the RECs have value.  To achieve a fair and reasonable balance of the two commodities, the Signatories agree to use the market price of RECs (at some time interval to be agreed upon prior to execution of the definitive stipulation) and the market price of generic energy, which would be the avoided energy cost.  The determination of the amount of the contract price allocated to each commodity under this approach is explained below.  The Signatories believe that this approach, which again compares market-to-market, uses readily available information that is readily verifiable.  Under this approach, assuming that the contract price of wind energy and associated RECs is $22 per MWh (2.2 cents per kWh), the market price of RECs is $14.50, and if the avoided cost of energy were $40, the determination of the amount allocated to each commodity would be accomplished as follows:

Percentage Attributable to RECS =	RECs Market Price
RECs Market Price + Avoided Energy Cost

Percentage Attributable to Energy =	Avoided Energy Cost
RECs Market Price + Avoided Energy Cost

Using the estimated numbers assumed above would result in RECs having a percentage value of 26.61 percent and energy having a percentage value of 73.39 percent.  This would result in RECs having an assigned value of $5.85 and energy having an assigned value of $16.15.  To recognize the direct relationship and balance between the valuation of RECs and the valuation of energy used to serve customers, the Signatories agree that the value imputed to RECs will be the higher of the amount derived from the formula set forth above or $6.50 per REC, escalated at the rate specified in the contract that created the RECs.

The imputed value of RECs during the Reconciliation Period is included in the black box settlement amount shown in Section 1.  In all future fuel reconciliations and rate cases, SPS will impute the value of RECs (calculated as described above) to each REC it obtains in a situation where the energy cost and the REC cost are bundled, and will remove the imputed value of all RECs it obtains during the reconciliation period from eligible fuel expense.  Proceeds from the sale of excess RECs will be dealt with in the base ratemaking process.  In addition, the parties acknowledge that the value of RECs retired to meet SPS’s obligations under Section 39.904 of PURA will be directly assigned to the Texas retail jurisdiction in all future base rate proceedings.

Section 10.    Withdrawal of Request to Increase Coal Inventory Levels

SPS withdraws its request (without prejudice) to raise the target coal inventory levels established in Docket No. 19512.  The Signatories agree that if SPS finds that it is necessary to go above those levels, then it may recover the additional carrying cost in future fuel reconciliation proceedings after demonstrating that such action was financially beneficial to customers or was prudent to protect customers.

Section 11.    Withdrawal of Requested Special Circumstances Finding

SPS withdraws (without prejudice) its request to recover the wheeling expense for which it has requested a special circumstance finding, and the reduction in eligible fuel expenses attributable to this issue is included in the black box settlement amount shown in Section 1.

Section 12.    Withdrawal of Request to Share in Margins from Wholesale Non-Firm Sales

SPS withdraws its request (without prejudice) to share in the margins from wholesale non-firm sales pursuant to P.U.C. SUBST. R. 25.236(a)(8), and the reduction in eligible fuel expenses attributable to this issue is included in the black box settlement amount shown in Section 1.

Section 13.    Agreement Regarding Property Tax Refund

SPS agrees that the appropriate accounting process with respect to the litigation expense incurred by TUCO Inc. to obtain a property tax refund and with respect to the refund itself is to apply the entirety of the expenses [including the 25 percent of the litigation expenses incurred in 2004] and the entirety of the refund amount [including the amounts refunded in 2004] to the fuel Reconciliation Period at issue in this case.  The change in eligible fuel expenses attributable to this issue is included in the black box settlement amount shown in Section 1.

Section 14.    Purchases of Natural Gas from SPS’s Affiliate, e prime, Inc.

SPS agrees to credit (without prejudice) to eligible fuel expense 100 percent of the margins and operation and maintenance expenses included in the purchase price of natural gas purchased from its affiliate, e prime Inc (e prime).  The reduction in eligible fuel expenses attributable to this issue is included in the black box settlement amount shown in Section 1.  Except for the profit and operation and maintenance expenses dealt with above, all expenditures made by SPS for fuel purchased from e prime are eligible fuel expenses.

Section 15.    SO2 Credits

SPS will credit to eligible fuel expense the Texas-jurisdictional portion of proceeds from the sale of SO2 credits, and the reduction in eligible fuel expenses during the Reconciliation Period attributable to this issue is included in the black box settlement amount shown in Section 1.  In addition, the Signatories agree that in the future SPS may recover as eligible fuel expense the cost of purchasing in the open market any SO2 credits necessary for SPS’s compliance with SO2 obligations.  Parties will have the right to contest whether the SO2 credit purchases were reasonable and necessary in future fuel reconciliations.

Section 16.    Reimbursement of City’s Rate Case Expense

SPS agrees that it will reimburse the City for its reasonable and necessary expenses in this proceeding.  The City estimates that its total rate case expense, including both legal and consulting fees and expenses, will be $196,449.

Section 17.    Obligation to Actively Support this Stipulation

The Signatories agree that they will actively support this stipulation before the Commission and will take all reasonable steps to ensure that the Commission enters an order consistent with this stipulation.  Towards this end, SPS, Staff, and the City agree that they will provide witnesses to offer direct and (if necessary) rebuttal testimony in support of the stipulation.

Section 18.    Effect of modification of stipulation

There are no third party beneficiaries of this agreement.  Although this agreement represents a settlement among the parties with respect to the issues presented in this docket, this agreement is merely a settlement proposal submitted to the Commission, which has the authority to enter an order resolving these issues.

This stipulation has been drafted by all the Signatories and is the result of negotiation, compromise, settlement, and accommodation.  The Signatories agree that this settlement is in the public interest.  The Signatories agree that the terms and conditions herein are interdependent.  The various provisions of this stipulation are not severable.  None of the provisions of this stipulation shall become fully operative unless the Commission shall have entered a final order approving this stipulation.  If the Commission issues a final order inconsistent with the terms of this stipulation, each Signatory has the right to withdraw from this stipulation, to submit testimony, and to obtain a hearing and advocate any position it deems appropriate with respect to any issue in this stipulation.

Section 19.    Multiple counterparts

Each copy of this stipulation may not bear the signatures of all the Signatories but will be deemed fully executed if all copies together bear the signatures of all Signatories.

Fully and duly authorized representatives of the Signatories have signed this stipulation as of the date first set forth above.

STAFF OF THE PUBLIC UTILITY COMMISSION OF TEXAS

By:	/S/ WILLIAM L. HUIE
William L. Huie
Attorney of Record

SOUTHWESTERN PUBLIC SERVICE COMPANY

By:	/S/ STEVEN D. ARNOLD
Steven D. Arnold
Attorney of Record

CITY OF AMARILLO

By:	/S/ JIM BOYLE
Jim Boyle
Attorney of Record

CANADIAN RIVER MUNICIPAL WATER
AUTHORITY

By:	/S/ JOE PRATT
Joe Pratt
Attorney of Record

WEST TEXAS MUNICIPAL POWER AGENCY

By:	/S/ MARIA SANCHEZ
Maria Sanchez
Attorney of Record

Certificate of Service

I certify that on the 25th day of April 2004, a true and correct copy of the foregoing instrument was served on all parties of record by hand delivery, Federal Express, certified mail, or facsimile transmission.